Exhibit 99.1

CONTACTS:	R. Brian Hanson
Chief Financial Officer
Input/Output (281) 879-3672

Jack Lascar, Partner
Karen Roan, SVP
DRG&E (713) 529-6600
I/O REPORTS FIRST QUARTER 2007 RESULTS
Revenues increase 91 percent to $165 million
Earnings of $0.04 per diluted share
HOUSTON — May 9, 2007 — Input/Output, Inc. (NYSE: IO) today announced a first quarter 2007 net income of $3.1 million, or $0.04 per diluted share, on revenues of $165.0 million compared to a net loss of $3.3 million, or $0.04 loss per share, on revenues of $86.3 million for the same period a year ago.
     Bob Peebler, I/O’s President and Chief Executive Officer, said, “We are particularly pleased with our first quarter results because, as we stated in the Guidance call last December and the fourth quarter earnings call this March, and not unlike previous years, we expected the first quarter to be the weakest of the year from a seasonal standpoint. We continue to expect our financial results to improve throughout 2007, with a larger portion of the revenues and earnings occurring in the second half of the year.”
     Marine Imaging Systems revenues increased 65.9 percent to $44.1 million from $26.6 million a year ago, due to continued strength in the worldwide marine market, a strong contribution from the company’s positioning source and towed streamer product lines and the delivery of the last portion of RXT’s third VectorSeis® Ocean (VSO) order.
     I/O Solutions (GXT) revenues more than doubled to $40.9 million during the quarter compared to $20.3 million a year ago, primarily attributable to continued strong processing revenues and a low margin, pre-funded multi-client BasinSpan™ survey. The survey was strategically beneficial to I/O, but the low margins on the survey negatively affected overall margin rate for the division and, consequently, I/O.
     Land Imaging Systems revenues also more than doubled to $73.5 million from $34.9 million a year ago, driven by stronger than expected vibroseis truck sales and the recognition of revenue from the sale of the first FireFly® system used on the Wamsutter survey with BP. Gross margin in Land Imaging was impacted by the limited margin on the first FireFly system sale and the overall mix of lower margin vibroseis trucks and geophone sales, somewhat offset by improved margins on Scorpion® cabled system sales.
     Gross margin for the first quarter was 23.0 percent compared to 27.5 percent for the same period a year ago. Overall consolidated margins were negatively affected by 2 percentage points due to the higher mix of lower margin vibroseis trucks and geophone sales in the Land Division and 4 percentage points due to the recognition of the sale of the first FireFly system, the impact of the low margin yet strategic multi-client survey, and the sale of a replacement cable to RXT, our strategic launch partner for VSO.
     Operating expenses for the first quarter declined to 19.4 percent of revenues compared to 28.8 percent for the first quarter of last year, despite an increase in R&D expense of $1.4 million to support FireFly. General and administrative expenses were $1.6 million higher than the comparable quarter last year, primarily as a result of investing in infrastructure to support the increasing size and activity of the business.
     Earnings from operations in the first quarter were $5.9 million compared to a loss from operations of $1.1 million in the first quarter of 2006. EBITDA (earnings before net interest expense, taxes, depreciation and amortization) for the first quarter improved to $20.4 million compared to $5.2 million in the first quarter of last year. A reconciliation of EBITDA to reported earnings can be found at the end of this press release.
     Mr. Peebler added, “Our Marine Imaging Systems Division had another very good quarter, led by a strong seismic marine market. We are looking forward to the roll-out later this year of DigiFin™, our new lateral streamer control technology that addresses positioning constraints in marine towed streamer data acquisition. During the quarter, RXT placed a $29 million order for their fourth VSO system. The system is scheduled to be delivered in the fourth quarter of 2007, in line with our expectations related to our exclusive agreement with RXT. We were also pleased to announce the extension of the RXT exclusivity agreement which includes a commitment of $160 million of equipment sales over a four year period and a royalty paid on RXT’s revenues.”

     “On the Land Imaging Systems front, the fundamental drivers behind the seismic market continue to be strong, and our Sensor unit had another solid quarter. In addition, we sold several more vibroseis trucks than originally planned, which is a good indication of continued land crew expansion. Delivery of the ONGC order in Q2/Q3 is on schedule, with the initial systems having been shipped and awaiting acceptance inspections. The second 10,000 station FireFly survey has commenced with Apache in East Texas. The initial layout phase is complete and shooting is underway. We have had some weather and technical delays, but the job is on-track and is expected to be completed during the month. Industry interest in FireFly continues to be very high with frequent inquiries on capabilities and future availability. We still expect some limited commercial activity with FireFly sales in the later part of 2007 with the full commercialization starting in 2008.”
OUTLOOK
     The following statements are based on our current expectations. These statements are forward looking and actual results may differ materially. Factors affecting these forward-looking statements are detailed below.
     Brian Hanson, Executive Vice President and Chief Financial Officer, commented, “Based on our 2007 operating plan and our current pipeline of business, we are reiterating the guidance we provided on February 28, 2007. We expect 2007 consolidated revenues to range between $610 and $670 million, with much of the revenue growth originating from continued market penetration of our new Scorpion land acquisition system, the introduction of FireFly, strong financial performance in Marine Imaging Systems and our I/O Solutions (GXT) data processing and data library businesses, and a strong overall seismic market. Although the sales of FireFly and one strategic multi-client survey impacted overall margin rate for the company in the first quarter, we are starting to see margin improvement in the land systems side of the business and we continue to expect ongoing margin improvement as we capture lower costs associated with the manufacture and delivery of our Scorpion land system. It’s important to note that the production cost of future FireFly systems will be lower than the first system due to the optimization of manufacturing processes, which should contribute to higher margins on future FireFly system sales. We continue to anticipate 2007 earnings to be between $0.45 and $0.60 per diluted share, and that earnings will be back-end loaded due to timing issues related to permitting and other operational considerations for I/O Solutions (GXT’s) multi-client Integrated Seismic Solutions (ISS) business, the delivery of the fourth VSO system to RXT later this year and the natural budget and planning cycle of our larger contractor customers who formulate capital spending plans early each year and execute upon them later in the year.”
CONFERENCE CALL
     I/O has scheduled a conference call for Thursday, May 10, 2007, at 9:30 a.m. Eastern Time. To participate in the conference call, dial 303-205-0055 at least 10 minutes before the call begins and ask for the Input/Output conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 24, 2007. To access the replay, dial 303-590-3000 and use pass code 11088923.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.i-o.com. Also, an archive of the web cast will be available shortly after the call on the company’s website.
About I/O
     I/O is a leading, technology-focused seismic solutions provider. The company provides cutting-edge seismic acquisition equipment, software, planning and seismic processing services and data libraries to the global oil and gas industry. I/O’s technologies are applied in both land and marine environments, in traditional 2D and 3D surveys, and in rapidly growing areas like time-lapse (4D) reservoir monitoring and full-wave imaging. Headquartered in Houston, Texas, I/O has regional offices in Canada, Latin America, Europe, China, Russia, Africa and the Middle East. Additional information is available at http://www.i-o.com.

     The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning estimated revenues, earnings and earnings per share for fiscal 2007, and estimated gross margins, EBITDA and operating expenses as a percentage of revenue for fiscal 2007, future sales and market growth, future profit margins, and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; risks associated with competitor’s product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; the risks that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product line. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006.
Tables to follow

INPUT/OUTPUT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Product revenues	$123,480	$65,649
Service revenues	41,565	20,700

Total net revenues	165,045	86,349

Cost of products	92,889	46,536
Cost of services	34,176	16,051

Gross profit	37,980	23,762

Operating expenses:
Research and development	10,119	7,081
Marketing and sales	10,637	8,175
General and administrative	11,280	9,633

Total operating expenses	32,036	24,889

Income (loss) from operations	5,944	(1,127)
Interest expense	(1,453)	(1,399)
Interest income	615	320
Other income (expense)	(227)	(19)

Income (loss) before income taxes and change in accounting principle	4,879	(2,225)
Income tax expense	1,204	942

Net income (loss) before change in accounting principle	3,675	(3,167)
Cumulative effect of change in accounting principle	—	398

Net income (loss)	3,675	(2,769)
Preferred stock dividends and accretion	602	565

Net income (loss) applicable to common shares	$3,073	$(3,334)

Basic and diluted income (loss) per share:
Net Income (loss) per share before change in accounting principle	$0.04	$(0.05)
Cumulative effect of change in accounting principle	—	0.01

Net Income (loss) per basic and diluted share	$0.04	$(0.04)

Weighted average number of common shares outstanding:
Basic	80,216	79,134
Diluted	83,247	79,134

INPUT/OUTPUT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$6,911	$17,056
Restricted cash	1,326	1,044
Accounts receivable, net	153,300	167,747
Current portion of notes receivable, net	14,113	6,299
Unbilled receivables	25,403	28,599
Inventories	135,056	115,520
Prepaid expenses and other current assets	13,925	9,854

Total current assets	350,034	346,119
Notes receivable	1,789	4,968
Non-current deferred income tax asset	6,914	6,197
Property, plant and equipment, net	38,055	38,129
Multi-client data library, net	34,894	33,072
Investments at cost	4,254	4,254
Goodwill	156,206	156,091
Intangible and other assets, net	63,415	66,306

Total assets	$655,561	$655,136

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current maturities of long-term debt	$7,555	$6,566
Accounts payable	55,240	47,844
Accrued expenses	40,967	50,819
Accrued multi-client data library royalties	28,010	27,197
Deferred revenue	21,203	37,442
Deferred income tax liability	5,909	5,909

Total current liabilities	158,884	175,777
Long-term debt, net of current maturities	82,470	70,974
Non-current deferred income tax liability	3,977	4,142
Other long-term liabilities	4,628	4,588

Total liabilities	249,959	255,481

Cumulative convertible preferred stock	30,000	29,987

Stockholders’ equity:
Common stock	813	810
Additional paid-in capital	496,604	493,605
Accumulated deficit	(120,022)	(123,095)
Accumulated other comprehensive income	4,784	4,859
Treasury stock	(6,577)	(6,511)

Total stockholders’ equity	375,602	369,668

Total liabilities and stockholders’ equity	$655,561	$655,136

Reconciliation of EBITDA to Net Income (Loss)
(Non-GAAP Measures)
(In thousands)
(Unaudited)
     EBITDA is a Non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income (loss) or net income (loss) per share calculated under generally accepted accounting principals (GAAP). We believe that EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt. The calculation of EBITDA shown below is based upon amounts derived from the company’s financial statements prepared in conformity with GAAP.

	Three Months Ended
	March 31,
	2007	2006
Net income (loss) applicable to common shares	$3,073	$(3,334)
Interest expense	1,453	1,399
Interest income	(615)	(320)
Income tax expense	1,204	942
Depreciation and amortization expense	15,260	6,941
Cumulative effect of change in accounting principle	—	(398)

EBITDA	$20,375	$5,230